Exhibit j(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 74 to the Registration Statement No. 811-2546 on Form N-1A of Fidelity Commonwealth Trust, of our reports each dated June 7, 2002 appearing in the Annual Reports to Shareholders of Fidelity Small Cap Stock Fund, Fidelity Mid-Cap Stock Fund, Fidelity Large Cap Stock Fund, Fidelity Intermediate Bond Fund, Fidelity Small Cap Retirement Fund, and Spartan 500 Index Fund for the year ended April 30, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
June 21, 2002